Exhibit No. 99.1


                                              Contact:Rivian Bell
                                         JDI Communications, Inc.
                                                   (310) 827-2327
                                        (888) 477-4319 (24-hours)
                                            jdicomm ix.netcom.com
FOR IMMEDIATE RELEASE

SMITH CORONA PROVIDES FINANCIAL UPDATE


     CORTLAND, N.Y. Jan. 17, 2000 Smith Corona Corporation (NASDAQ:SCCO) today reported that its performance for the second quarter ended Dec. 31, 1999 will not follow positive trends of the previous two quarters. The company anticipates that the loss for the quarter will total between $2 million and $3.5 million, subject to completion of its quarterly closing process, on sales of approximately $7.7 million. This compares with a loss of $(6.3) million on sales of $13.3 million for the same period last year. Sales for the quarter were below management's expectations in both typewriters and related supplies, and delivery delays adversely affected sales of new products.
     Smith Corona indicated that these shortfalls may impair its ability to finance operations. The company is addressing all of its strategic options.
     Smith Corona Corporation is dedicated to providing information solutions through new and emerging technology products in addition to marketing and developing its traditional electronic typewriters and related accessories and supplies. Smith Corona can also be reached electronically at http://www.smithcorona.com.
     Certain matters discussed in this news release constitute forward looking statements which are estimates by the company's management of future performance and are subject to a variety of risks and uncertainties that could cause results to differ from management's current expectations.